Exhibit No. 99.1


NEWS FROM                                                    ESCO TECHNOLOGIES



For more information contact:                      For media inquiries:
Patricia K. Moore                                  David P. Garino
Director, Investor Relations                       (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                     ESCO ANNOUNCES FISCAL YEAR 2005 RESULTS
                     ---------------------------------------

         St. Louis, MO, November 15, 2005 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fourth quarter and fiscal year ended September 30, 2005. Earnings Per Share (EPS) and Common Shares outstanding for all periods presented reflect the impact of the Company's 2-for-1 stock split which occurred September 23, 2005. Within this release, references to "quarters" and "years" relate to fiscal quarters and fiscal years ended September 30.
         Net earnings for the 2005 fourth quarter were $10.2 million, or $0.39 per share compared to net earnings of $12.1 million, or $0.45 per share in the fourth quarter of 2004. The 2004 fourth quarter operating results were negatively impacted by a $0.3 million, or $0.01 per share, loss from discontinued operations.
         Net earnings for fiscal year 2005 were $43.5 million, or $1.66 per share, compared to net earnings of $35.7 million, or $1.34 per share, in fiscal year 2004. The fiscal year 2005 EPS was favorably impacted by $0.10 per share resulting from the lower income tax rate realized in the third quarter. The fiscal year 2004 operating results were negatively impacted by $1.0 million of net costs incurred resulting from exiting the Puerto Rico facility and a $2.1 million net loss from discontinued operations. Excluding these items, fiscal 2004 "Operational" net earnings, as defined in earlier releases, were $38.8 million, or $1.45 per share.
         A reconciliation of the 2004 GAAP reported earnings to "Operational" earnings is included in the Exhibits attached to this release. The Company believes the 2004 presentation of "Operational" earnings provides meaningful additional insight into the Company's performance.
Sales
         Fourth quarter 2005 sales were $109.8 million compared to fourth quarter 2004 sales of $115.6 million. Fiscal year 2005 sales of $429.1 million were $7.0 million, or 2 percent higher than fiscal year 2004 sales of $422.1 million. Favorable foreign currency values resulted in approximately $0.4 million and $3.6 million of sales value in the 2005 fourth quarter and full year periods, respectively.
         To provide additional insight and clarity into the various operating units within the Filtration segment, Management, in the attached Exhibits, has separately identified the operating results of PTI Technologies Inc.
                                        - more -

Add One
(PTI), VACCO Industries (VACCO), and Filtertek Inc. (Filtertek). The Test and Communications segments remain as previously presented.
         Communications sales of $37.3 million decreased $1.5 million, or 3.8 percent in the 2005 fourth quarter compared to the fourth quarter of 2004 as a result of the following items: sales to Puerto Rico Electric Power Authority (PREPA) were $4.5 million lower in the current period; sales in the 2004 fourth quarter included deliveries to Bangor Hydro and Idaho Power ($3.9 million in total) which were not repeated in the current period; and lower shipments of Comtrak's SecurVision video security products, which generated
$3.2 million in sales during the fourth quarter of 2005 versus $3.8 million of sales in the 2004 fourth quarter. These fourth quarter decreases were partially offset by $5.6 million in deliveries to TXU Electric Delivery (TXU) and $1.9 million of additional deliveries to electric utility cooperative
(COOP) customers. Fiscal year 2005 sales of $138.0 million were flat compared to 2004. Fiscal year 2005 sales included a $10.5 million increase of
SecurVision product deliveries ($16.1 million versus $5.6 million), offset by a $19.3 million reduction in sales to PPL Electric Utilities Corporation (PPL) ($2.3 million versus $21.6 million) and $10.7 million lower sales to other
IOUs (Bangor Hydro, Idaho, etc.) which were included in the prior year. During fiscal year 2005, DCSI's sales to COOP and public power (Municipals) customers increased 26 percent to $95.9 million from $76.2 million in fiscal year 2004.
         Filtration segment sales of $42.1 million decreased $5.6 million, or
11.7 percent during the fourth quarter of fiscal 2005 compared to the prior year period due to the following items: $1.5 million lower sales at PTI due to the timing of aftermarket sales throughout 2004; $2.9 million lower sales at VACCO resulting from lower deliveries of defense spares; and $1.2 million lower sales at Filtertek primarily due to lower automotive shipments and lower volumes in France. For the full year, 2005 Filtration segment sales of $171.7 million decreased $2.2 million, or 1.3 percent primarily due to the reduction in defense spares shipments throughout the year at VACCO. PTI's sales increased $2.6 million, or 6.8 percent for the year driven by the additional volume of commercial and military aerospace products. Filtertek's 2005 annual sales were relatively flat as the decreases in automotive products were partially offset by higher medical product revenues.
         Test segment sales of $30.4 million and $119.4 million increased 4.5 percent and 8.2 percent during the fourth quarter and total year periods of 2005, respectively, due to higher component sales, additional test chamber installations, the completion of several government shielding projects, the achievement of certain revenue milestones on the large Boeing contract, and higher sales recorded at the Company's Asian operations. These increases were partially offset by a $0.5 million decrease in sales in the fourth quarter of fiscal 2005, and a $6.9 million decrease in 2005 total year sales at the Company's European operations resulting from the fiscal 2004 completion of two large test chamber installations.
                                        - more -
Add Two
Earnings Before Interest and Taxes (EBIT)
-----------------------------------------
         On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the fourth quarter and full year 2005 included the following.
         In the Communications segment, EBIT for the 2005 fourth quarter was $10.3 million, or 14.9 percent lower than the prior year due to the decreased sales volume of AMR products noted above, and due to a $1.3 million increase in SG&A expenses relating to additional engineering, marketing and new product development efforts being expended in pursuit of the IOU market. EBIT in fiscal year 2005 was $38.8 million, or 1.0 percent higher than prior year primarily due to the additional profit associated with the increased sales volume of SecurVision products, and cost reductions realized on the DCSI modules.
         In the Filtration segment, EBIT was $4.4 million, or 42.9 percent lower during the 2005 fourth quarter due to the lower sales volume at each operating unit. Fiscal year 2005 Filtration EBIT was $22.4 million, or 2.8 percent higher than prior year and included the following items: a significant increase in aerospace deliveries at PTI which carried through to EBIT; an $0.8 million asset impairment charge recognized in the third quarter of 2005 related to the abandonment of a sensor development program at PTI; a significant increase in raw material costs at Filtertek (ie., petroleum based resins); a $1.9 million gain realized during the year at Filtertek as a result of the termination of a supply agreement with a medical device customer; partially offset by a $3.2 million reduction in EBIT during 2005 at VACCO resulting from the decreased sales of defense spares. The fiscal year 2004
EBIT in the Filtration segment was negatively impacted by the exit and move costs incurred and the inefficiencies being absorbed at Filtertek during the first six months of 2004 as a result of operating in both the Puerto Rico and Juarez facilities.
         In the Test segment, EBIT of $3.5 million and $12.2 million increased
16.7 percent and 8.0 percent in the fourth quarter and fiscal year periods of 2005, respectively, due to additional sales volume and favorable changes in sales mix. In addition, for the full year, EBIT was negatively impacted in
2005 as a result of higher installation costs incurred on certain government-shielding projects located in volatile areas of the world, and higher costs of steel and copper.
         The Corporate office operating expenses were $0.6 million, or 16.7 percent lower in the fourth quarter of 2005 versus 2004 as the prior year's fourth quarter included separation costs paid to terminated employees.
         EBIT from continuing operations for fiscal year 2004 was affected by certain charges which are presented in detail in the financial Exhibits attached at the end of this release. For fiscal 2004, the pretax charges in continuing operations related to these items were $1.3 million. These items are included in "Earnings before income taxes" in the Exhibits.
Effective Tax Rate
------------------
         For the fourth quarter of 2005, the Company's effective tax rate was
35.3 percent consistent with the 35.7 percent tax rate realized in the fourth quarter of 2004. The decrease in the 2005 fourth quarter tax rate from
                                    - more -
Add Three
the previously expected rate of 37 percent was primarily driven by higher than expected foreign sourced pretax income. The tax rate for fiscal year 2005 was
31.9 percent, and was favorably impacted by the adjustments recorded in the third quarter of 2005, and discussed in the August 2005 release.
New Orders
----------
         New orders received were $91.5 million and $116.5 million in the fourth quarters of 2005 and 2004, respectively, and $413.1 million and $408.2 million for the fiscal years 2005 and 2004, respectively, resulting in a backlog of $233.1 million at September 30, 2005.
         New orders received in the fourth quarter of 2005 compared to the fourth quarter of 2004, respectively, were: in Filtration, $35.5 million and $38.8 million; in Communications, $17.1 million and $26.8 million; and in Test were $38.9 million and $50.9 million (which included the $20 million Boeing order with Korea).
         New orders received in fiscal year 2005 compared to fiscal year 2004, respectively, were: in Filtration, $174.4 million and $165.4 million; in Communications, $117.2 million and $116.0 million; and in Test, $121.5 million and $126.8 million.
Cash
----
         The Company ended fiscal 2005 with $104.5 million in cash and no debt outstanding, after generating approximately $19 million of cash in the fourth quarter. During fiscal 2005, the Company generated $57.7 million of cash and used $24.9 million of cash during the first quarter to repurchase 670,000 split-adjusted shares of its outstanding stock.
Stock Split - September 2005
----------------------------
         As reported in the August 2005 release, the Board of Directors declared a 2-for-1 split of the Company's stock which was distributed in the form of a 100 percent stock dividend and was paid September 23, 2005.
Chairman's Commentary on 2005
-----------------------------
         Vic Richey, Chairman and Chief Executive Officer, commented, "Our fourth quarter sales and earnings were in line with our expectations, our cash flow was better than expected, and our orders picture was mixed. We saw strength in the Test segment orders, some weakness in Filtration, and in Communications, we were not able to overcome the competitive challenges in the COOP market as quickly as we had anticipated. The COOP situation is one significant element impacting the shape of our fiscal 2006 outlook. I believe we have effectively responded and have re-established our position in the COOP market through a combination of our recently released outage management software and data storage enhancements, together with the flexibility we have created as a result of our cost improvement initiatives. Perhaps the best support for my view that our initiatives have been successful is our expectation that during the first quarter, we are expecting $35 to $40 million of orders at DCSI, a substantial portion of which we have already received.
The first quarter order outlook
includes an additional $9.1 million order received in early November for a 100,000 endpoint expansion of our

                                    - more -

Add Four
existing program at TXU. The first quarter orders are expected to ship throughout the second half of 2006 and into 2007."
Business Outlook
----------------
         Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially. The Business Outlook and Chairman's Commentary described below does not include the impact of potential acquisitions or divestitures.
         On November 7, 2005, the Company announced it had finalized its contract with PG&E to provide equipment, software and services in support of the electric portion of PG&E's Advanced Metering Infrastructure (AMI) Project covering approximately five million electric endpoints, with annual purchase order releases anticipated. The PG&E contract is contingent upon satisfactory system testing, regulatory approval and final PG&E management approval.
          In addition, as defined by U.S. financial accounting standards, and as a result of the contract containing multiple elements, the Company will be required to defer revenue recognition on this contract during fiscal 2006 and until delivery and customer acceptance of the final version of the Next Generation TWACS (TNG) software is achieved. When the customer acceptance provisions of the software are satisfied, which is currently projected to be in the latter portion of fiscal 2007, the Company will recognize the cumulative deferred revenue on a percentage-of-completion basis using the formula of "modules delivered to date" compared to "total modules" in the contract. Based on current expectations, it is estimated that approximately 18 to 20 percent of the modules will have been delivered to the customer by the software acceptance date. This delivery estimate equates to a range of revenues from $54 to $60 million which would be recognized in the 2007 fiscal quarter of software acceptance. If the customer acceptance of the software is not achieved in fiscal 2007, the Company will have to continue this deferral until acceptance, and may incur additional costs to satisfy the acceptance requirements.
         From a cash perspective prior to the acceptance date, the Company anticipates delivering equipment (meter modules, disconnect switches and substation equipment), software (incremental releases of TNG), and providing support services (both program support and software support) for which the Company is entitled to be paid in cash within normal payment terms. Cash flow will not be impacted by the revenue recognition deferral.
Earnings Per Share - 2006 (Split Adjusted)
------------------------------------------
         Management estimates 2006 EPS to be in the range of $1.15 to $1.30 per share, with the first half of the fiscal year EPS being between $0.35 and $0.40 per share on sales of approximately $195 million, and the second half of the fiscal year EPS being between $0.80 and $0.90 per share, on sales of approximately $225 million. Also, in fiscal 2006 the Company will begin expensing stock options. This expense, included in the EPS numbers above, is expected to be in the range of $0.10 to $0.12 per share annually, or $0.03 per quarter.
                                    - more -
Add Five
         The effective tax rate for 2006 is expected to be approximately 38 percent.
Revenues and EBIT Margins
-------------------------
         Management expects 2006 consolidated revenues to be flat to down 2 percent compared to 2005 and consolidated EBIT margins should be in the range of 12.5 to 13 percent.
     On a segment, and operating unit basis for 2006, Management expects the following:
          o PTI sales are expected to increase approximately 2 percent and EBIT margins should be in the range of 11 to 12 percent (up from
               9.2 percent in 2005).
          o VACCO sales are expected to decrease approximately 20 percent and EBIT margins should be in the range of 20 to 22 percent (down from 26.9 percent in 2005) as a result of the significantly lower deliveries of defense spares and a production break in T-700 shipments.
          o Filtertek sales are expected to increase approximately 4 to 6 percent and EBIT margins should be in the range of 8 to 8.5 percent (down from 8.9 percent in 2005). The 2005 results included approximately $2 million in sales and EBIT realized from the settlement of a contract termination with a medical device customer.
          o Test segment sales are expected to increase approximately 3 to 5 percent and EBIT margins should be in the range of 10.5 to 11.5 percent (up from 10.2 percent in 2005) as a result of the continued strength of the wireless and electronics markets, and solid growth in Asia.
          o    Communications   segment   sales   are   expected   to   decrease
               approximately 7 to 9 percent and EBIT margins should be in the range of 25 to 27 percent (down from 28.1 percent in 2005) driven primarily by an expected $8 million decrease in sales of SecurVision products at Comtrak. The 2005 sales of SecurVision products included a catch up in deliveries previously delayed by the customer from the prior year. Sales of AMR products at DCSI are expected to be relatively flat and, as mentioned above, do not include any revenues associated with the PG&E contract as software acceptance is not expected until the latter part of fiscal 2007. DCSI's EBIT margin is expected to be 27 to 28 percent. Cost of sales will also include approximately $2.2 million of additional costs as a result of DCSI beginning to amortize the capitalized software development costs related to the TNG software. TNG has been in development with a third party software contractor for the past two years. TNG is being designed and deployed to efficiently handle the additional levels of communications dictated by the size of the service territories and the frequency of reads that are required under time-of-use or critical peak pricing scenarios needed to meet the requirements of large IOUs. The Company has incurred approximately $15 million in external development costs through September 30, 2005, which are included on the balance sheet in other assets, and is expected to incur another $15 to $20 million in costs over the next
                                    - more -

Add  Six
               two  years. Additional  non-TNG  related  engineering   and
               development costs are being incurred to ramp up the PG&E contract as well as support other IOU pilots which are in process.
          o Corporate operating costs are expected to be relatively flat in 2006, excluding the costs related to the initiation of stock
               option  expensing   beginning  in  the  first  quarter  of  2006.
               Management expects quarterly stock option pretax expenses to be approximately $0.8 million.
Fiscal 2007 Preliminary Long-Term Outlook
-----------------------------------------
         Based on the current outlook for the business, and the significant opportunities within the IOU market, Management expects fiscal 2007 revenues, EBIT margins, and EPS to be meaningfully higher than the 2006 expectations.
The major underlying assumptions include DCSI achieving customer acceptance of the software on the PG&E contract in 2007, and not experiencing a significant downturn in other major end markets served by the Company.
Chairman's Commentary on Business Outlook
         Mr. Richey additionally commented on the Business Outlook, "Looking forward, I believe our outlook is best understood if we take it in three pieces. In the first half of 2006, we have a pocket of softness, in the second half of 2006, we anticipate improved performance, and for fiscal 2007, our expectations keep us on track to meet our stated long-term objectives.
         "A handful of things are responsible for the softness in the first half of 2006, including the COOP orders which I mentioned earlier. In addition, our outlook reflects deliveries to PREPA shifting to the second half of 2006, a decline in SecurVision deliveries as a result of having caught up on previously delayed shipments, and in Filtration, we expect continued softness in automotive and defense spares. The most significant dimension of the second half performance improvement is the expected volume increase in our Communications business. The second half of 2006 is driven by our expectations for continuing progress at TXU, much higher COOP volumes, and the expectation that we will ship $5 million of product to PREPA.
         "Our 2007 outlook contemplates continued progress in Test and modest improvement in Filtration in terms of the operating environment. At VACCO, we expect to be back in full production on the T-700 program which was an important contributor in 2005 and a significant part of our expected 2006 downturn. As with the second half of 2006, the most significant facet of our expected earnings expansion in 2007 is the anticipated growth in our Communications segment. Our 2007 outlook reflects a substantial contribution from the PG&E program, continued expansion of TXU, and the initiation of full-scale deployment on another significant investor owned utility.
         "While I do not want to diminish the contributions of our Filtration and Test businesses, it is clear that our expectation of substantial performance improvement, and therefore shareholder value, is conditioned upon

                                      - more -

Add Seven
significant growth in our Communications segment. As such, I want to be clear about how I see the Communications business and what our plans include.
         "I expect continued adoption of AMR in the COOP and municipal markets and acceleration of the implementation of Advanced Metering programs in the IOU market, with the latter being the key to our growth. The activity in the IOU market remains strong. The Federal Energy Bill should provide stimulus through its requirement for investigation of Advanced Metering. I also believe that as the substantial benefits to both the utilities and their customers become even clearer through programs such as PG&E's, the market will move more quickly towards further adoption. Given our belief that the opportunities in Advanced Metering are significant, we have been making substantial investments in software, hardware enhancements, and personnel to be in a position to satisfy the challenges that Advanced Metering presents in terms of functionality and scale. While I think several competitors will also pursue new programs, I firmly believe we are in the best position to capitalize on these opportunities.
         "Additionally, we are actively seeking to extend our product offering through the acquisition of businesses which can support the management of the information, and which provide direct access to gas and water AMR. Given our current market outlook, we believe that adding these capabilities is the best utilization of our cash. We are making solid progress in the pursuit of targeted acquisitions and the addition of these capabilities is at the top of our near-term objectives.
         "In short, we expect to deliver meaningful improvement in shareholder value from a strong and improving foundation in Test and Filtration and most importantly, through significant growth in our Communications segment, where we will be uniquely positioned to capitalize on what we expect to be extraordinary growth in Advanced Metering."

Conference Call
---------------
         The Company will host a conference call today, November 15, at 9:30 a.m., Central Time, to discuss the Company's fourth quarter and full year operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.
         A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 3645995).
Forward-Looking Statements
--------------------------
Statements in this press release regarding fiscal 2006 revenues, results, earnings, sales, EBIT, EBIT margins, EPS, performance and the level of revenue contributions from each segment and the timing of these contributions, fiscal 2007 revenues, EBIT margins, EPS, potential customer contracts, growth in the AMR market, the success of product development efforts, fiscal 2006 corporate operating expenses, fiscal 2006

                                    - more -

Add Eight
effective tax rate, long term success of the Company, stock option expensing, amortization of capitalized software development costs in fiscal 2006, the success of the Company's acquisition efforts, continued strength of major end markets served by the Company, the impact of the Federal Energy Bill, the ability of DCSI's competitors to address Advanced Metering (AM) opportunities, continued adoption of AMR in the COOP and municipal markets, continued acceleration of AM programs in the IOU market, successful development of the TNG software, the ultimate value of the DCSI/PG&E contract, the future delivery to and acceptance of the TNG software by PG&E, the timing and quantity of deliveries required by PG&E, the amount of revenue to be recognized upon software acceptance by PG&E, initiation of full scale deployment of DCSI's AMR products by another IOU, future requirements of TXU, PREPA, PG&E and COOP customers for DCSI's AMR products, future orders in connection with VACCO's T-700 program, DCSI's ability to capture future AM opportunities, the Company's ability to increase shareholder value and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission, PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the availability of selective acquisitions on acceptable terms; the success of DCSI's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contract; DCSI's successful performance of the PG&E contract; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; and the Company's successful execution of internal operating plans.
         ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.
                              - tables attached -

Add Nine

                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
          Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           Three Months Ended
                                           ------------------
                                           September 30, 2005
                                           ------------------

                                                  GAAP
                                                  ----

Net Sales                                      $ 109,780
Cost and Expenses:
  Cost of sales                                   72,704
  SG&A                                            22,010
  Interest (income) expense                         (583)
  Other (income) expenses, net                      (117)
                                                    ----
    Total costs and expenses                      94,014
                                                  ------

Earnings before income taxes                      15,766
Income taxes                                       5,573
                                                   -----

    Net earnings                               $  10,193
                                               =========

Earnings per share:
  Basic
    Net earnings                               $    0.40
                                               =========

  Diluted
    Net earnings                               $    0.39
                                               =========

Average common shares O/S:
  Basic                                           25,538
                                                  ======
  Diluted                                         26,381
                                                  ======




                                    - more -

Add Ten

                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
          Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                Three Months Ended September 30, 2004
                                -------------------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $115,608                 115,608
Cost and Expenses:
  Cost of sales                    75,592                  75,592
  SG&A                             20,473                  20,473
  Interest (income) expense          (196)                   (196)
  Other (income) expenses, net        377                     377
                                      ---       ---           ---
     Total costs and expenses      96,246                  96,246
                                   ------       ---        ------

Earnings before income taxes       19,362                  19,362
Income taxes                        6,915                   6,915
                                    -----       ---         -----

  Net earnings from
   continuing operations           12,447                  12,447

Loss from discontinued
  operations, net of tax               --        --            --

Loss on sale of discontinued
  operations, net of tax             (333)      333  (2)       --
                                     ----       ---            --

  Net earnings from
    discontinued operations          (333)      333            --

  Net earnings (loss)            $ 12,114       333        12,447
                                 ========       ===        ======

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   0.48                    0.48
    Net earnings from
     discontinued operations        (0.01)                   0.00
                                    -----                    ----
    Net earnings                 $   0.47                    0.48
                                 ========                    ====

  Diluted
    Net earnings from
     continuing operations       $   0.46                    0.46
    Net earnings from
     discontinued operations        (0.01)                   0.00
                                    -----                    ----
    Net earnings                 $   0.45                    0.46
                                 ========                    ====

Average common shares O/S:
  Basic                            25,912                  25,912
                                   ======                  ======
  Diluted                          26,708                  26,708
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the item described below in (2).
 (2) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

                                    - more -

Add Eleven
                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
          Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                                Year Ended
                                                ----------
                                             September 30, 2005
                                             ------------------

                                                   GAAP
                                                   ----

Net Sales                                       $ 429,115
Cost and Expenses:
  Cost of sales                                   282,113
  Asset impairment                                    790
  SG&A                                             84,814
  Interest (income) expense                        (1,900)
  Other (income) expenses, net                       (609)
                                                     ----
    Total costs and expenses                      365,208
                                                  -------

Earnings before income taxes                       63,907
Income taxes                                       20,363
                                                   ------

  Net earnings                                  $  43,544
                                                =========

Earnings per share:
  Basic
    Net earnings                                $    1.71
                                                =========

  Diluted
    Net earnings                                $    1.66
                                                =========

Average common shares O/S:
  Basic                                            25,511
                                                   ======
  Diluted                                          26,306
                                                   ======




                                    - more -

Add Twelve

                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
          Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                    Year Ended September 30, 2004
                                    -----------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $422,085                 422,085
Cost and Expenses:
  Cost of sales                   282,766                 282,766
  SG&A                             78,023      (470) (2)   77,553
  Interest (income) expense          (844)                   (844)
  Other (income) expenses, net      1,576      (860) (3)      716
                                    -----      ----           ---
     Total costs and expenses     361,521    (1,330)      360,191
                                  -------    ------       -------

Earnings before income taxes       60,564     1,330        61,894
Income taxes                       22,748       305  (4)   23,053
                                   ------       ---        ------

  Net earnings from
   continuing operations           37,816     1,025        38,841

Loss from discontinued
  operations, net of tax           (3,737)    3,737  (5)       --

Gain on sale of discontinued
  operations, net of tax            1,592    (1,592) (5)       --
                                    -----    ------            --

  Net loss from discontinued
   operations                      (2,145)    2,145            --

  Net earnings (loss)            $ 35,671     3,170        38,841
                                 ========     =====        ======

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   1.47                    1.51
    Net loss from
     discontinued operations        (0.08)                   0.00
                                    -----                    ----
    Net earnings                 $   1.39                    1.51
                                 ========                    ====

  Diluted
    Net earnings from
     continuing operations       $   1.42                    1.45
    Net loss from
     discontinued operations        (0.08)                   0.00
                                    -----                    ----
    Net earnings                 $   1.34                    1.45
                                 ========                    ====

Average common shares O/S:
  Basic                            25,802                  25,802
                                   ======                  ======
  Diluted                          26,648                  26,648
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the items described below in (2)-(4).
 (2) Represents severance charges related to the exit of the Puerto
     Rico facility.
 (3) Represents shutdown costs related to the exit of the Puerto
     Rico facility.
 (4) Represents the tax impact of items described above in (2)-(3).
 (5) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

                                    - more -

Add Thirteen

                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                  (Unaudited)
                             (Dollars in millions)

                         Three Months Ended           Year Ended
                            September 30,           September 30,
                            -------------           -------------
                          2005         2004        2005      2004
                          ----         ----        ----      ----

Net Sales-GAAP
--------------

  PTI                   $ 10.1         11.6        40.7      38.1
  VACCO                   10.1         13.0        38.9      43.2
  Filtertek               21.9         23.1        92.1      92.6
                          ----         ----        ----      ----
  Filtration subtotal     42.1         47.7       171.7     173.9
  Communications          37.3         38.8       138.0     137.8
  Test                    30.4         29.1       119.4     110.4
                          ----         ----       -----     -----
    Totals              $109.8        115.6       429.1     422.1
                        ======        =====       =====     =====

EBIT-GAAP basis (1)
  PTI                   $  0.9          1.1         3.7       2.4
  VACCO                    2.0          4.2        10.5      13.7
  Filtertek                1.5          2.4         8.2       5.7
                           ---          ---         ---       ---
  Filtration subtotal      4.4          7.7        22.4      21.8 (2)
  Communications          10.3         12.1        38.8      38.4
  Test                     3.5          3.0        12.2      11.3
  Corporate               (3.0)        (3.6)      (11.4)    (11.8)
                          ----         ----       -----     -----
    Totals              $ 15.2         19.2        62.0      59.7
                        ======         ====        ====      ====

    Note: Prior year amounts presented above exclude the operations of the MicroSep businesses, which are classified as "discontinued operations." Depreciation and amortization expense for continuing operations was $2.9 million for the fiscal quarters ended September 30, 2005 and 2004, and $12.2 million and $11.9 million for the year ended September 30, 2005 and 2004, respectively.

    (1) EBIT is defined as earnings from continuing operations before interest and taxes.
    (2) The reconciliation to FY '04 Operational Revenue/EBIT for the Filtration segment is below:


                                                         FY 04
                                                         -----
                                                   Net Sales    EBIT
                                                   ---------    ----
Filtration Segment - GAAP                           $173.9      21.8
Add: Puerto Rico facility
  exit costs                                            --       1.3
                                                        --       ---
Filtration Segment -
  "Operational"                                     $173.9      23.1
                                                    ======      ====


                                    - more -

Add Fourteen

                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                 Reconciliation of Non-GAAP Financial Measures
                                  (Unaudited)
                             (Dollars in millions)

    EBIT (1) - As Reported

                             Three Months Ended          Year Ended
                               September 30,           September 30,
                               -------------           -------------
                              2005        2004        2005       2004
                              ----        ----        ----       ----

EBIT                         $15.2        19.2       $62.0       59.7
Interest income (expense)      0.6         0.2         1.9        0.8
Less: Income taxes             5.6         6.9        20.4       22.7
                               ---         ---        ----       ----
Net earnings from
  continuing operations      $10.2        12.5       $43.5       37.8
                             =====        ====       =====       ====


    (1) EBIT is defined as earnings from continuing operations before interest and taxes. Excludes the operations of the MicroSep businesses, which are classified as "discontinued operations".


EBIT Margin Outlook - FY 2006
-----------------------------

Consolidated EBIT margin in the range of 12.5 percent to 13 percent, PTI EBIT margin in the range of 11 percent to 12 percent, VACCO
EBIT margin in the range of 20 percent to 22 percent, Filtertek
EBIT margin in the range of 8 percent to 8.5 percent, and DCSI EBIT margin in the range of 27 percent to 28 percent under "Fiscal 2006 Business Outlook" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.

                                    - more -

Add Fifteen


                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
               Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                        September 30,   September 30,
                                            2005             2004
                                            ----             ----

Assets
------
  Cash and cash equivalents              $104,484           72,281
  Accounts receivable, net                 68,819           77,729
  Costs and estimated earnings
    on long-term contracts                  4,392            2,476
  Inventories                              48,645           44,287
  Current portion of deferred
    tax assets                             30,219           27,810
  Other current assets                      8,394            8,947
                                            -----            -----
    Total current assets                  264,953          233,530

  Property, plant and equipment, net       67,190           69,103
  Goodwill                                 68,880           68,949
  Deferred tax assets                          --           10,055
  Other assets                             27,697           20,803
                                           ------           ------
                                         $428,720          402,440
                                         ========          =======


Liabilities and Shareholders' Equity
------------------------------------
  Short-term borrowings and current
   maturities of long-term debt          $     --              151
  Other current liabilities                62,757           68,171
                                           ------           ------
      Total current liabilities            62,757           68,322
  Deferred income                           3,134            2,738
  Other liabilities                        31,805           23,396
  Long-term debt                               --              368
  Shareholders' equity                    331,024          307,616
                                          -------          -------
                                         $428,720          402,440
                                         ========          =======


                                    - more -

Add Sixteen


                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                             (Dollars in thousands)

                                                   FY 2005   FY 2004
                                                   -------   -------

Cash flows from operating activities:
  Net earnings                                    $ 43,544    35,671
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Loss from discontinued operations, net of tax       --     3,737
    Gain on sale of discontinued operations,
     net of tax                                         --    (1,592)
    Asset impairment                                   790        --
    Depreciation and amortization                   12,184    11,888
    Changes in operating working capital            (4,634)   (2,349)
    Effect of deferred taxes                        15,221    14,056
    Other                                            1,451     2,351
                                                     -----     -----
      Net cash provided by operating activities -
       Continuing operations                        68,556    63,762
      Net cash used by discontinued operations(1)       --    (2,735)
                                                        --    ------
      Net cash provided by operating activities     68,556    61,027
                                                    ------    ------

Cash flows from investing activities:
  Acquisition of businesses -
   continuing operations                                --      (294)
  Proceeds from divestiture of businesses               --    23,275
  Proceeds from note receivable                         --     2,120
  Capital expenditures - continuing operations      (8,848)  (10,823)
  Capital expenditures - discontinued operations        --    (1,390)
  Additions to capitalized software                 (8,342)   (8,299)
                                                    ------    ------
    Net cash(used)provided by investing activities (17,190)    4,589
                                                   -------     -----

Cash flows from financing activities:
  Proceeds from long-term debt                          --       378
  Net decrease in short-term borrowings                 --   (10,000)
  Principal payments on long-term debt -
   continuing operations                              (519)     (516)
  Principal payments on long-term debt -
   discontinued operations (1)                          --    (9,024)
  Purchases of common stock into treasury          (24,928)   (9,981)
  Other, including exercise of stock options         6,284     4,523
                                                     -----     -----
    Net cash used by financing activities          (19,163)  (24,620)
                                                   -------   -------
  Net increase in cash and cash equivalents         32,203    40,996
  Cash and cash equivalents, beginning of period    72,281    31,285
                                                    ------    ------
  Cash and cash equivalents, end of period        $104,484    72,281
                                                  ========    ======

(1) Relates to the MicroSep businesses which are classified as "discontinued operations."
                                    - more -

Add Seventeen

                    ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                         Other Selected Financial Data
                                  (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q4 FY 2005          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog-
    6/30/05                $  87,069   107,967    56,318    251,354
  Entered Orders              35,497    17,093    38,950     91,540
  Sales                      (42,069)  (37,279)  (30,432)  (109,780)
                             -------   -------   -------   --------
  Ending Backlog-
   9/30/05                 $  80,497    87,781    64,836    233,114
                           =========    ======    ======    =======


Backlog And Entered
-------------------
Orders-FY 2005              Filtration   Comm.      Test      Total
--------------              ----------   -----      ----      -----
  Beginning Backlog-
   9/30/04                 $  77,753   108,661    62,664    249,078
  Entered Orders             174,444   117,158   121,549    413,151
  Sales                     (171,700) (138,038) (119,377)  (429,115)
                            --------  --------  --------   --------
  Ending Backlog-
   9/30/05                 $  80,497    87,781    64,836    233,114
                           =========    ======    ======    =======


Filtration Detail
-----------------

Backlog and Entered
Orders - Q4 FY 2005            PTI      VACCO   Filtertek   Total
-------------------            ---      -----   ---------   -----
  Beginning Backlog-
   6/30/05                 $  20,538    38,362    28,169     87,069
  Entered Orders               8,569     5,928    21,000     35,497
  Sales                      (10,122)  (10,117)  (21,830)   (42,069)
                             -------   -------   -------    -------
  Ending Backlog-
   9/30/05                 $  18,985    34,173    27,339     80,497
                           =========    ======    ======     ======

Backlog and Entered
Orders - FY 2005               PTI      VACCO   Filtertek   Total
----------------               ---      -----   ---------   -----
  Beginning Backlog-
   9/30/04                 $  16,311    30,463    30,979     77,753
  Entered orders              43,417    42,614    88,413    174,444
  Sales                      (40,743)  (38,904)  (92,053)  (171,700)
                             -------   -------   -------   --------
  Ending Backlog-
   9/30/05                 $  18,985    34,173    27,339     80,497
                           =========    ======    ======     ======


                                     # # #